Exhibit 4

ONE EQUITY PARTNERS LLC

320 Park Ave, 18th Floor

New York, New York 10022

April 11, 2006

CONFIDENTIAL – SENT VIA FAX

Board of Directors

Titan International, Inc.

2701 Spruce Street

Quincy, Illinois 62301

Attention:	Erwin H. Billig Vice Chairman of the Board of Directors

Gentlemen:

This will confirm that One Equity Partners and Titan International have mutually agreed to discontinue discussions regarding a potential transaction to acquire the outstanding shares of Titan International.

Very truly yours,

ONE EQUITY PARTNERS LLC

By:	/s/ Richard M. Cashin
Richard M. Cashin, Jr. President